DELCATH SYSTEMS, INC.
                               1100 SUMMER STREET
                                    3rd Floor
                           Stamford, Connecticut 06905


                               NOTICE OF EXTENSION
                                       OF
                                OFFER TO EXCHANGE
                                       ITS
            2005 REDEEMABLE COMMON STOCK PURCHASE WARRANTS - SERIES A
                           FOR ALL OF ITS OUTSTANDING
                  COMMON STOCK PURCHASE WARRANTS ISSUED IN 2000

                                                                 August 26, 2005

     NOTICE IS HEREBY GIVEN that DELCATH SYSTEMS, INC., a Delaware corporation (the "Company") has exercised its right unilaterally to extend its offer to exchange (the "Exchange Offer") any or all of the 1,200,000 outstanding Redeemable Common Stock Purchase Warrants issued by it in 2000 (the "2000 Warrants") for an equal number of 2005 Redeemable Common Stock Purchase Warrants
- Series A.

     As extended, the Exchange Offer will expire at 5:00 P.M., New York time, on September 9, 2005, unless the Company, in its sole discretion, extends it (such date, as extended if applicable, the "Expiration Date").

     Reference is made to the Company's Offer to Exchange dated July 13, 2005, and to the Schedule TO filed with the Securities and Exchange Commission on that date and the amendments thereto, for a more complete description of the terms and conditions of the Exchange Offer. Any holder of 2000 Warrants who wishes to obtain additional copies of the Offer to Exchange and related documents should contact the Company at 1100 Summer Street, Stamford, Connecticut 06905; telephone: (203) 323-8668.

     Any beneficial owner of 2000 Warrants who holds such 2000 Warrants in street name and who wishes to exchange 2000 Warrants for Exchange Warrants should contact his bank, broker or other intermediary for information about participating in the Exchange Offer. Use of the Notice of Guaranteed Delivery procedure will be permitted with respect to the Exchange Offer as extended.

     An investment in the Exchange Warrants involves various risks. Please see "RISK FACTORS - Risks Related to an Investment in the Exchange Warrants" in the Offer to Exchange.

     If you have any questions concerning the exchange offer or if you need assistance in completing the Letter of Transmittal, please contact American Stock Transfer & Trust Company at (800) 937-5449 or the undersigned at (203) 323-8668.

                                       Very truly yours,

                                       DELCATH SYSTEMS, INC.

                                       By:    M. S. KOLY
                                          --------------------------------
                                          M. S. Koly
                                          President and Chief Executive Officer